Exhibit 99.1

Applied Digital Closes $12 Million Debt Financing

Portion of Funding Repays $5.35 Million Convertible Financing, Reducing Potential Dilution

DELRAY BEACH, FL - (BUSINESS WIRE) – December 30, 2005 - Applied Digital (NASDAQ: ADSX), a leading provider of identification and security technology, announced today that it has closed a $12 million non-convertible debt financing transaction with Satellite Senior Income Fund, LLC.  Approximately $5.35 million of the proceeds will be used to fully satisfy outstanding (and potentially convertible) debt from the company’s prior financing of June 10, 2005.  The company will file a current report on Form 8-K providing additional detail.

Commenting on the financing, Scott R. Silverman, Chairman and CEO of Applied Digital, stated, “We have always preferred traditional debt financing of this type.  However, the financial status of the company has generally prevented us from procuring a straight debt facility.  Now, with an improved balance sheet and with progress we have made in other areas,  we have obtained this facility to pay off potentially convertible debt and to provide additional working capital for the continued growth of Applied Digital, VeriChip Corporation and our other subsidiaries.”

About Applied Digital – “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company’s unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology.  Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC).

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

Investors:

CEOcast, Inc.

Ken Sgro, 212-732-4300

kensgro@ceocast.com

Media:

Direct Communications Group

John O. Procter, 202-772-2179

jprocter@dcgpr.com